Exhibit 10.1

September 13, 2021

Robert Krakowiak

Dear Robert:

Congratulations – this is where the rubber meets the road! We are pleased to extend you the following offer of employment with Vroom, Inc. (“Vroom”). We believe that you have the personal and professional qualities to contribute to Vroom’s continued success. This letter sets forth the terms of your offer.

Position: Chief Financial Officer, reporting directly to the Chief Executive Officer of Vroom.

Start Date: Your first day of employment will be Monday, September 13, 2021 (your “Start Date”).

Location: You will primarily work from Detroit, Michigan, subject to appropriate business travel. It is understood and expected that you will travel regularly to other offices of Vroom. Our normal hours of operation are 9:00 AM to 6:00 PM; however, your actual schedule will be determined based on the overall needs of the business.

Compensation: Your gross annual salary shall be $525,000, payable bi-weekly on Fridays. Your role is currently classified as exempt. Therefore, you are exempt from the overtime provisions of the Fair Labor Standards Act (FLSA). Your salary will be reviewed by the Compensation Committee of the Board of Directors (the “Board”) of Vroom on an annual basis.

Annual Incentive: You shall be entitled to participate in Vroom’s annual incentive bonus plan. This plan is based upon Vroom’s achievement of its business plan, as well as your success against personal performance goals.

•	Your annual target bonus is 50% of your gross annual base salary, prorated for partial years of service.

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For the 2021 plan year, you will be entitled to a guaranteed minimum bonus in the gross amount of $150,000, payable at the same time as annual bonuses for the 2021 plan year generally are payable (but in no event later than March 15 following the end of the plan year), subject to your continued employment with Vroom through the payment date.

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Payments in respect of annual bonuses are generally made on or before the end of the first quarter following the relevant performance year. No part of any bonus is earned unless you are actively employed by Vroom on the date the bonus is to be paid.

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The details of the bonus plan will be governed and outlined in a plan document that has been provided to you. In the event of any conflict between such bonus plan and the terms of this letter, this letter shall control.

One-Time Payments:

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Sign-on Bonus. You shall be entitled to a sign-on bonus in the gross amount of $150,000 (the “Sign-on Bonus”), payable on the first payroll date following your Start Date. If you voluntarily terminate employment without Good Reason (as defined in the Vroom Executive Severance Plan) or your employment is terminated by Vroom for Cause (as defined in the Vroom Executive Severance Plan) prior to September 13, 2022, you shall repay the full amount (net of applicable taxes) of the Sign-on Bonus within 30 days following the date of termination.

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Anniversary Bonus. Subject to your continued employment with Vroom through September 13, 2022, you will be entitled to a one-time cash bonus in the gross amount of $100,000, payable on the first payroll date following September 13, 2022.

Equity:

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Initial RSU Award. Within 30 days following your Start Date, you shall be granted a restricted stock unit award with a grant date fair value of $1,800,000 (the “Initial RSU Award”) pursuant to the Vroom 2020 Incentive Award Plan (as in effect from time to time, the “Plan”). The Initial RSU Award shall vest in 1/3 increments on the first three anniversaries of the grant date subject to your continued employment through the applicable vesting date. If your employment is involuntarily terminated by Vroom without Cause or you resign for Good Reason (in each case, as defined in the Vroom Executive Severance Plan) prior to the final vesting date of the Initial RSU Award, subject to your execution of a release of claims (substantially in the form attached to the Vroom Executive Severance Plan) and your compliance with all restrictive covenants applicable to you in connection with your service to Vroom, you shall be entitled to accelerated vesting of 50% of the then-unvested portion of the Initial RSU Award.

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Annual Grants. Subject to your continued employment with Vroom through the grant date, in March 2022, your annual equity award grant for 2022 shall be granted in the form of a performance stock unit award pursuant to the Plan with a target grant date fair value of at least $1,000,000 (with a payout range from 0% to 200% of the target number of shares subject thereto), which award shall vest based on the satisfaction of the applicable performance goals (which shall be measured over a three-year performance period) and your continued employment with Vroom through the applicable vesting date. Commencing in 2023, you shall be entitled to participate in an annual grant process along with other senior executives of Vroom. Such grants are expected to be made in March of each year, subject to the approval of the Board or its Compensation Committee.

Benefits: You shall be entitled to participate in Vroom’s comprehensive benefits package and retirement plan starting on the first day of the month, concurrent with or immediately following your Start Date. For details on eligibility and our full benefits offering, please review our benefits handouts, which will be provided separately on your Start Date. You also shall be the beneficiary of a company-paid officers and directors liability insurance policy and tail on terms consistent with those applicable to other senior executives of Vroom.

Severance: You shall be designated as a participant in the Vroom Executive Severance Plan, as in effect from time to time.

Time Off: You will be entitled to participate in Vroom’s comprehensive Paid Time Off Policy (“PTO Policy”), including holidays, twenty (20) days of PTO annually, and five (5) days of sick leave annually. This time off shall be prorated for 2021 based on your Start Date. Please review Vroom’s PTO Policy for complete details.

Next steps: In addition, as with all employees, our offer to you is contingent on the following:

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Your consent to submit to a drug and alcohol screen, which may be required at any time and in Vroom’s sole discretion based upon your position. Refusal to submit to a drug and alcohol screen, or positive test results for drug(s) and/or alcohol, may result in termination.

•	Receipt of satisfactory proof of your identity and legal authorization to work in the United States, as required by the Immigration Reform and Control Act of 1986, on your Start Date.

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Your execution of Vroom’s Proprietary Information and Inventions Assignment Agreement (“Vroom PIIA”), a copy of which is enclosed. In the event of a conflict between this letter and the Vroom PIIA, this letter shall control.

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Your representation, indicated by your signature below, that: (a) your acceptance of this offer and employment with Vroom does not violate any agreement with a third party or duties to your current or former employers; and (b) you will not bring with you to Vroom any proprietary or confidential information in violation of any agreement with a third party, including current or former employers. Without limiting the generality of the foregoing, Vroom acknowledges that it has reviewed the agreement with your prior employer that you provided to Vroom, and you represent that such agreement will not interfere with your ability to perform the role of Chief Financial Officer at Vroom.

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Your representation, indicated by your signature below, that you agree to comply with Vroom’s policies, including, without limitation, the policies set forth in Vroom’s Employee Handbook, which may be updated from time to time (“Policies”). In the event of a conflict between this letter and the Policies, this letter shall control.

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Vroom may withdraw this offer of employment if any of the above conditions or representations are not met or are false. To accept this offer, please complete, sign and scan all documents included with this offer package. If you have any questions, do not hesitate to call. I hope you are ready to take the wheel and help drive Vroom’s growth!

Sincerely,

/s/ C. Denise Stott	09/12/2021
C. Denise Stott | Vroom	Date
Chief People and Culture Officer

Enclosures

[Signature Page to Offer Letter]

I accept your offer of employment and agree to the provisions stated in this letter. I acknowledge that this letter, together with the Vroom PIIA and Policies, constitutes the entire agreement between Vroom and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment. I understand that I am employed at-will and that my employment can be terminated at any time, with or without cause, at the option of either Vroom or me, but subject to the terms of this letter and the Vroom Executive Severance Plan.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

/s/ Robert Krakowiak
Employee’s Signature

Robert Krakowiak	09/12/2021
Employee’s Name	Date

[Signature Page to Offer Letter]